UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report : May 3, 2012

WEBTRADEX INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-127389	Applied For
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

47 Avenue Road, Suite 200, Toronto, ON, M5R 2G3
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (416) 929 - 1806

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NEWS RELEASE

WEBTRADEX INTERNATIONAL ENTERS INTO A LETTER OF INTENT TO ACQUIRE
BIRTHDAY SLAM CORPORATION

Toronto, Ontario, May 3, 2012 – Webtradex International Corporation (OCTBB: ZDVN) (the “Company”) has entered into a letter of intent with Birthday Slam Corporation, an Ontario Corporation (“BSC”) (the “Letter of Intent”). Pursuant to the Letter of Intent, BSC and the Company will commence the negotiation and preparation of a share exchange agreement whereby the Company will acquire 100% of the shares of BSC for a certain number of shares of the Company’s common stock. The Letter of Intent may be terminated at the earlier of: (a) mutual written consent of both the Company and BSC, or (b) at 5:00 pm EST on June 15, 2012.

BSC is an internet start-up which will encompass multiple tools and applications that allow users to send e-cards, create wish lists, purchase group-gifts, receive notifications of approaching Birthdays, store details of past greetings and gifts (sent and received) and conduct other, similar activities related to Birthdays. Birthday Slam is currently in the final development stage and expects to launch in multiple languages in Europe and North America in late 2012.

Webtradex invests in and operates early stage internet start-ups with an emphasis on Internet Media Technology (IMT).

For more information contact: 416-929-1806 or 1-650-209-6502

The Company looks forward to releasing more information as it becomes available.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. federal securities laws.  Any such statements reflect The Company’s current views and assumptions about future events.  The Company cannot assure that future events or performance will occur.  Important risks and factors that could cause actual results or events to differ materially from those indicated in our forward-looking statements, including: The Company and BSC’s  inability to agree on mutually acceptable terms, The company’s ability to raise additional financing to develop commercially viable application, competition and government regulations or other action and other risks we identify from time to time in our filings with the U.S. Securities and Exchange Commission.  The Company assumes no obligation and expressly disclaims any duty to update the information in this Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 3, 2012

WEBTRADEX INTERNATIONAL CORPORATION

By:   /s/ Kam Shah
Kam Shah
Chief Executive Officer